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                                                                      EXHIBIT 8



                                                              ____________, 1994




First National Bank of Kerrville
301 Junction Highway
Kerrville, Texas  78028

Gentlemen:

  You have requested our opinion with respect to certain federal income tax consequences of the consolidation of a wholly-owned subsidiary of Norwest Corporation ("Norwest") with First National Bank of Kerrville ("Kerrville") as hereinafter described (the "Consolidation"). Our opinion is based upon (i) the Amended and Restated Agreement and Plan of Reorganization entered into as of May 20, 1994, as amended and restated on July 8, 1994, by and between Kerrville and Norwest (the "Reorganization Agreement")1 and (ii) the facts and representations set forth below.


                                     FACTS

KERRVILLE

  Kerrville is a national banking association organized under the laws of the United States with its principal office at 301 Junction Highway, Kerrville, Texas 78028. Kerrville maintains its books on an accrual method of accounting and uses the calendar year as its taxable year.

  Kerrville is authorized to issue 50,000 shares of Common Stock, $100 par value, of which 25,000 shares are issued and outstanding and held by nine shareholders.






__________________
     1 Capitalized terms used but not defined herein have the meanings ascribed to them in the Reorganization Agreement.
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First National Bank of Kerrville
_________, 1994
Page 2


NORWEST

  Norwest is a Delaware corporation with its principal office at Sixth and Marquette, Minneapolis, Minnesota 55479. Norwest maintains its books on an accrual method of accounting and uses the calendar year as its taxable year. Norwest is registered as a bank holding company with the Federal Reserve Board.

  Norwest is authorized to issue (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on December 31, 1993, 1,131,250 shares of 10.24% Cumulative Preferred Stock at $100 stated value and 1,143,750 shares of Cumulative Convertible Preferred Stock, Series B, at $200 stated value, were outstanding and (ii) 500,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on December 31, 1993, 294,131,670 shares were outstanding. The Norwest Common Stock is widely-held and publicly traded on the New York Stock Exchange and the Chicago Stock Exchange.


INTERIM BANK

  Norwest Interim Bank Kerrville, National Association ("Interim Bank") is a national banking association and a wholly-owned subsidiary of Norwest incorporated for the sole purpose of the Consolidation.


THE CONSOLIDATION

  The Reorganization Agreement and the Agreement and Plan of Consolidation between Interim Bank and Kerrville (the "Consolidation Agreement") attached as Exhibit A to the Reorganization Agreement provide for the consolidation of Interim Bank with Kerrville under the charter of Kerrville, pursuant to the authority of and in accordance with the provisions of section 215 of the National Bank Act, 12 U.S.C. Section 215. As of the Effective Date of the Consolidation, the corporate existences of Kerrville and Interim Bank shall be consolidated into Kerrville as the "Consolidated Bank", and all rights, franchises, and interests of Kerrville and Interim Bank shall be vested in the Consolidated Bank by virtue of the Consolidation.

  As of the Effective Date, each share of Kerrville Common Stock outstanding immediately prior to the Effective Time of the Consolidation (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for a number of shares of Norwest Common Stock determined by dividing the Norwest Shares by the number of shares of Kerrville Common Stock outstanding immediately prior to the Effective Time of the Consolidation. The "Norwest Shares" shall be equal to 1,225,000 reduced by the amount determined by dividing the Adjustment Amount by the Norwest Measurement Price.
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First National Bank of Kerrville
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Page 3


The "Adjustment Amount" is an amount equal to 63.375 percent of the amounts which Kerrville has paid and is obligated to pay in connection with a judgment entered in certain litigation referred to as the Phoenix Matter, and the "Norwest Measurement Price" is the average of the closing prices of a share of Norwest Common Stock on the New York Stock Exchange during the period of five trading days ending at the end of the third trading day immediately preceding the Closing Date. If the Phoenix Matter has not been finally resolved by the Closing Date, then a number of shares equal to 1,225,000 less the Norwest Shares shall be deposited into escrow in accordance of the terms of an escrow agreement to be entered into by the parties (the "Escrow Agreement"). The Escrow Agreement shall provide that shares held in escrow shall be distributed proportionately to Norwest and the Kerrville shareholders based on amounts paid by Kerrville to resolve the Phoenix Matter and shall provide further that if the Phoenix Matter is not finally resolved within 42 months after the Closing Date, such shares shall be distributed to Norwest.

  The shares of Interim Bank outstanding immediately prior to the Effective Time of the Consolidation shall be converted into and exchanged for shares of the Consolidated Bank, plus cash.

  No fractional shares of Norwest Common Stock shall be issued; in lieu thereof, any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock on the New York Stock Exchange for each of the five trading days immediately preceding the Effective Date of the Consolidation.

  Section 10 of the Reorganization Agreement provides that all expenses in connection with that Agreement and the transactions contemplated thereby, including without limitation legal and accounting fees, incurred by Kerrville and Kerrville subsidiaries shall be borne by Kerrville, and all such expenses incurred by Norwest shall be borne by Norwest.

  In Section 5(c) of the Reorganization Agreement, Norwest agrees to file with the Securities and Exchange Commission a registration statement relating to the shares of Norwest Common Stock to be delivered to the shareholders of Kerrville pursuant to the Consolidation Agreement, and to use its best efforts to cause the registration statement to become effective. In Section 5(d) of the Reorganization Agreement, Norwest agrees to file all documents required to be filed to list the Norwest Common Stock to be issued pursuant to the Consolidation Agreement on the New York Stock Exchange and the Chicago Stock Exchange and to use its best efforts to effect such listings.

  In Section 4(n) of the Reorganization Agreement, Kerrville agrees that it will use its best efforts to sell an airplane owned by Kerrville at a cash purchase price of not less than its appraised market value.
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First National Bank of Kerrville
_________, 1994
Page 4




BUSINESS PURPOSE

  The terms of the Reorganization Agreement were the result of arm's-length negotiations between representatives of Kerrville and Norwest.

  The Consolidation will enable Kerrville to become part of a larger and more diverse banking organization thereby enabling Kerrville to offer a broader range of services to its customers. Norwest's continued expansion in the Texas banking market through its acquisition of Kerrville will result in Kerrville's becoming another example of a sound and attractive banking operation for Norwest and enable Norwest to acquire other banking operations in the state.


                                REPRESENTATIONS

  In connection with your request that we furnish this opinion, certain representations have been made with respect to the existence of certain facts. These constitute material representations relied upon by us as a basis for our opinion, and our opinion is conditioned upon the initial and continuing accuracy of these representations. Specifically, it has been represented that:

  1. There is no plan or intention by any shareholder of Kerrville who owns one percent or more of the Kerrville Common Stock, and to the best of the knowledge of the management of Kerrville there is no plan or intention on the part of the remaining shareholders of Kerrville, to sell, exchange or otherwise dispose of a number of shares of Norwest Common Stock to be received by them in the Consolidation that would reduce the Kerrville shareholders' ownership of Norwest Common Stock to a number of shares having a value, as of the date of the Consolidation, of less than 50 percent of the value of all of the formerly outstanding Kerrville Common Stock as of the date of the Consolidation. For purposes of this representation, shares of Kerrville Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Norwest Common Stock will be treated as outstanding Kerrville Common Stock on the date of the Consolidation.

  2. Following the Consolidation, Kerrville will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Interim Bank's net assets and at least 70 percent of the fair market value of Interim Bank's gross assets held immediately prior to the Consolidation. For purposes of this representation, amounts paid by Kerrville or Interim Bank to dissenters, amounts paid by Kerrville or Interim Bank to shareholders who receive cash or other property, amounts used by Kerrville or Interim Bank to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Kerrville will
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First National Bank of Kerrville
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Page 5


be included as assets of Kerrville or Interim Bank, respectively, immediately prior to the Consolidation.

  3. Kerrville has no plan or intention to issue additional shares of its stock that would result in Norwest's losing control of Kerrville within the meaning of section 368(c) of the Internal Revenue Code of 1986 (the "Code").

  4. Norwest has no plan or intention to reacquire any of the Norwest Common Stock issued in the Consolidation.

  5. Norwest has no plan or intention to liquidate Kerrville, to merge Kerrville with or into another corporation, to sell or otherwise dispose of the stock of Kerrville, or to cause Kerrville to sell or otherwise dispose of any of its assets or of any of the assets acquired from Interim Bank except for dispositions made in the ordinary course of business.

  6. Interim Bank will have no liabilities assumed by Kerrville and will not transfer to Kerrville any assets subject to liabilities in the Consolidation.

7. Following the Consolidation, Kerrville will continue its historic business.

  8. Norwest, Interim Bank, Kerrville and the Kerrville shareholders will pay their respective expenses, if any, incurred in connection with the Consolidation.

  9. There is no intercorporate indebtedness existing between Norwest and Kerrville or between Interim Bank and Kerrville that was issued, acquired, or will be settled at a discount.

  10. Norwest does not own, nor has it owned during the past five years, any shares of the stock of Kerrville.

  11.  Neither Kerrville nor Norwest is an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

  12. Kerrville is not under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

  13. The total amount of cash to be received by shareholders of Kerrville Common Stock in lieu of fractional shares of Norwest Common Stock will not exceed one percent of the total fair market value of the Norwest Common Stock (as of the date of the Consolidation) that will be issued in the Consolidation.

  14. None of the compensation to be received by any shareholder-employees of Kerrville will be separate consideration for, or allocable to, any of their shares of Kerrville
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First National Bank of Kerrville
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Page 6


Common Stock; none of the shares of Norwest Common Stock to be received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation to be paid to any shareholder-employees will be for services actually rendered and will be commensurate with the amounts paid to third parties bargaining at arm's-length for similar services.

  15. The shares of Norwest Common Stock to be placed in escrow pursuant to the Escrow Agreement (the "Escrowed Shares") will appear as issued and outstanding on the balance sheet of Norwest and will be legally outstanding under applicable corporate law.

  16. All dividends paid on the Escrowed Shares will be distributed currently to the Kerrville shareholders.

  17. All voting rights of the Escrowed Shares will be exercisable by or on behalf of the Kerrville shareholders or their authorized agent.

  18. At least 50 percent of the number of shares of Norwest Common Stock to be issued in the Consolidation will not be subject to the Escrow Agreement.

  Our opinion is further conditioned upon our understanding that the transactions contemplated by the Reorganization Agreement will be carried out strictly in accordance with the terms of the Reorganization Agreement and that there are no other agreements, arrangements, or understandings among any of Kerrville, Norwest, Interim Bank or the Kerrville shareholders other than those described or referenced in the Reorganization Agreement.


                            STATEMENT OF AUTHORITIES

  Section 368(a)(1)(A) of the Code defines a "reorganization" to include a statutory merger or consolidation. Section 368(a)(2)(E) provides that a transaction otherwise qualifying under section 368(a)(1)(A) shall not be disqualified by reason of the fact that stock of a corporation (referred to as the "controlling corporation") which before the merger was in control of the merged corporation is used in the transaction, if (i) after the transaction, the corporation surviving the merger holds substantially all of its properties and of the properties of the merged corporation (other than stock of the controlling corporation distributed in the transaction), and (ii) in the transaction, former shareholders of the Surviving Corporation exchanged, for an amount of voting stock of the controlling corporation, an amount of stock in the Surviving Corporation which constitutes control of such corporation.

  Treas. Reg. Section 1.368-2(j) provides that section 368(a)(2)(E) of the Code does not apply to a consolidation. However, in Revenue Ruling 84-104, 1984-2 Cum. Bull. 94, the Internal Revenue Service held that a "consolidation" pursuant to section 215 of the National Bank Act
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First National Bank of Kerrville
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Page 7

of a wholly-owned bank subsidiary of a bank holding company with an existing national banking association is considered a merger, rather than a consolidation, for federal income tax purposes because under section 215 of the National Bank Act one of the combining corporations survives the transaction and no new corporation is formed. Accordingly, a consolidation pursuant to section 215 of the National Bank Act can qualify as a reverse triangular merger for purposes of section 368(a)(1)(A) and (a)(2)(E) of the Code.

  Section 368(b) of the Code provides that the term "a party to a reorganization" includes both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another, and that in the case of a reorganization qualifying under section 368(a)(1)(A) by reason of section 368(a)(2)(E), also includes the controlling corporation referred to in section 368(a)(2)(E). Section 368(c) provides that the term "control" means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation.

  Section 368(a)(2)(F) of the Code provides generally that if two or more parties to a transaction described in section 368(a)(1) were investment companies (as defined in section 368(a)(2)(F)(iii) and (iv)) immediately before the transaction, then the transaction shall not be considered to be a reorganization with respect to any such investment company (and its shareholders). Section 368(a)(3) provides additional rules with respect to the reorganization of a corporation in a title 11 or similar case.

  Section 354(a)(1) of the Code provides that no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization.

  Section 358(a)(1) of the Code provides that in the case of an exchange to which section 354 applies, the basis of the property permitted to be received under such section without the recognition of gain or loss shall be the same as that of the property exchanged.

  Section 1223(1) of the Code provides in part that in determining the period for which the taxpayer has held property received in an exchange, there shall be included the period for which he held the property exchanged if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in his hands as the property exchanged and the property exchanged at the time of such exchange was a capital asset as defined in section 1221 of the Code.

  Treas. Reg. Section 1.368-1(b) provides that requisite to a reorganization under the Code are a continuity of the business enterprise under the modified corporate form and a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization.
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First National Bank of Kerrville
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Page 8



  Treas. Reg. Section 1.368-1(d) provides that continuity of business enterprise requires that the acquiring corporation either (i) continue the historic business of the acquired corporation or (ii) use a significant portion of the acquired corporation's historic business assets in a business, and that the continuity of business enterprise requirement is satisfied if the acquiring corporation continues the acquired corporation's historic business.

  In Revenue Ruling 67-275, 1967-2 Cum. Bull. 142, pursuant to a plan of reorganization, an acquiring corporation paid the costs necessary to register with the Securities and Exchange Commission the stock issued to the shareholders of the acquired corporation, in order to promote the orderly marketing of the acquiring corporation's stock by enabling the shareholders of the acquired corporation to deal with such stock in the same manner as other shareholders of the acquiring corporation. It was ruled that the costs of registering its own stock are properly attributable to the acquiring corporation and are not other property received in the reorganization by the shareholders of the acquired corporation.

  In Revenue Procedure 77-37, 1977-2 Cum. Bull. 568, the Internal Revenue Service published operating rules used in considering requests for rulings involving reorganizations. Section 3.02 of Revenue Procedure 77-37 provides that the "continuity of interest" requirement of Treas. Reg. Section 1.368-1(b) is satisfied if there is continuing interest through stock ownership in the acquiring corporation (or a corporation in control thereof) on the part of the former shareholders of the acquired corporation which is equal in value, as of the effective date of the reorganization, to at least 50% of the value of all of the formerly outstanding stock of the acquired corporation as of the same date. Sales, redemptions, and other dispositions of stock occurring prior or subsequent to the plan of reorganization will be considered in determining whether there is a 50% continuing interest through stock ownership as of the effective date of the reorganization. Revenue Procedure 77-37, by its terms, does not define, as a matter of law, the lower limits of continuity of interest. See, e.g., John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935); Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935); Miller v. Commissioner, 84 F.2d 415 (6th Cir. 1936); and United States v. Adkins-Phelps, Inc., 400 F.2d 737 (8th Cir. 1968).

  In Revenue Procedure 77-41, 1977-2 Cum. Bull. 574, the Internal Revenue Service stated that rulings would usually be issued under section 302(a) of the Code that cash to be distributed to shareholders in lieu of fractional share interests in corporate reorganizations will be treated as having been received in part or full payment in exchange for the stock redeemed if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained-for consideration.

  In Revenue Procedure 86-42, 1986-2 Cum. Bull. 722, the Internal Revenue Service set forth standard representations to be submitted as a prerequisite to the issuance of rulings on the tax consequences of a reorganization described in section 368(a)(1)(A) and section 368(a)(2)(E)
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First National Bank of Kerrville
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of the Code, which to the extent relevant are substantially the same as the representations set forth in the Reorganization Agreement as described above. In Revenue Procedure 90-56, 1990-2 Cum. Bull. 639, the Internal Revenue Service stated that it will no longer issue advance rulings on whether a transaction constitutes a corporate reorganization within the meaning of section 368(a)(1)(A) of the Code, but did not revoke Revenue Procedure 86-42 or Revenue Procedure 77-41.

  In Revenue Procedure 84-42, 1984-1 Cum. Bull. 521, the Internal Revenue Service stated that in reorganization transactions a portion of the stock issued in exchange for the requisite stock or property may be placed in escrow by the exchanging shareholders for possible return to the issuing corporation under specified conditions provided: (i) there is a valid business reason for establishing the arrangement; (ii) the stock subject to such arrangement appears as issued and outstanding on the balance sheet of the issuing corporation and such stock is legally outstanding under applicable state law;
(iii) all dividends paid on such stock will be distributed currently to the exchanging shareholders; (iv) all voting rights of such stock are exercisable by or on behalf of the shareholders or their authorized agent; (v) no shares of such stock are subject to restrictions requiring their return to the issuing corporation because of death, failure to continue employment, or similar restrictions; (vi) all such stock is released from the arrangement within five years from the date of consummation of the transaction (except where there is a bona fide dispute as to whom the stock should be released); (vii) at least 50 percent of the number of shares of each class of stock issued initially to the shareholders is not subject to the arrangement; (viii) the return of stock will not be triggered by an event the occurrence or nonoccurrence of which is within the control of shareholders; (ix) the return of stock will not be triggered by the payment of additional tax or reduction in tax paid as a result of an audit by the Internal Revenue Service of the shareholders or the corporation; and (x) the mechanism for calculation of the number of shares of stock to be returned is objective and readily ascertainable.

                                  CONCLUSIONS

  It is our opinion that the Consolidation constitutes a statutory consolidation under section 215 of the National Bank Act.

  Accordingly, based upon the facts and representations set forth above, the authorities and ruling policies of the Internal Revenue Service discussed above as applied to those facts and representations, and conditioned upon the initial and continuing accuracy of the representations set forth above, it is our opinion that:

   (i) The Consolidation will constitute a reorganization within the meaning of section 368(a) of the Code, and Kerrville, Norwest and Interim Bank will each be a party to the reorganization within the meaning of section 368(b) of the Code.
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First National Bank of Kerrville
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   (ii)  No gain or loss will be recognized by the holders of Kerrville Common
  Stock upon the receipt of shares of Norwest Common Stock in exchange for shares of Kerrville Common Stock, except that a holder of Kerrville Common Stock who receives cash in lieu of a fractional share interest in Norwest Common Stock will recognize gain or loss equal to the difference between such cash and the basis allocated to the fractional share interest.

   (iii) The basis of the shares of Norwest Common Stock (including fractional share interests treated as received and shares placed in escrow) received by a holder of Kerrville Common Stock will be the same as the basis of the shares of Kerrville Common Stock exchanged therefor.

   (iv) The holding period of the shares of Norwest Common Stock received by a holder of Kerrville Common Stock will include the holding period of the shares of Kerrville Common Stock exchanged therefor, provided the Kerrville Common Stock is held as a capital asset at the Effective Time of the Consolidation.


  We express no opinion as to the tax treatment of the Consolidation under the provisions of any other sections of the Code which also may be applicable thereto or to the tax treatment of any conditions existing at the time of, or effects resulting from, the transactions which are not specifically addressed in the foregoing opinion.

  This opinion is given to you by us solely for your use and is not to be quoted or otherwise referred to or furnished to any governmental agency (other than to the Securities and Exchange Commission as an exhibit to the registration statement relating to the shares of Norwest Common Stock to be issued pursuant to the Consolidation or to the Internal Revenue Service in connection with an examination of the transactions contemplated by the Reorganization Agreement) or to other persons without our prior written consent.

  We hereby consent to the use of our name under "Certain Federal Income Tax Consequences" in the Proxy Statement-Prospectus of Norwest and the filing of a copy of this opinion as an exhibit to the Norwest Registration Statement.

            Very truly yours,



            VINSON & ELKINS L.L.P